EXHIBIT 99

Pursuant to the terms of the Operating Agreement of Tri-State Network Management, L.L.C. dated February 17, 1998 among PhyMatrix Management Company, Inc. ("Management"), Beth Israel Medical Center and Landmark Physicians Organization, L.L.C. Management agreed that PhyMatrix Corp. would file the following section of said Agreement as an exhibit to its Annual Report on Form 10-K.


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3.4 Exclusivity.

    (a) Restrictive Covenants.

        (i) Control. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of any Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, (x) a Person shall be deemed to control another Person if such Person (1) beneficially owns twenty-five percent (25%) or more of the outstanding equity securities of such other Person, (2) beneficially owns or controls twenty-five percent (25%) or more of the outstanding voting power of such other Person entitled to vote on matters generally or to vote for the election of members of the board of directors or other body having similar functions, or, (3) is a general partner or managing member or has similar authority with respect to such other Person; and (y) Abraham D. Gosman shall be deemed to control any Person in which Mr. Gosman, any member of Mr. Gosman's family, any trust for the benefit of Mr. Gosman or any member of his family, or any entity that is directly or indirectly controlled by Mr. Gosman or a member of his family, individually or collectively, (1) beneficially own or control a larger percentage of the outstanding equity securities of such other Person than any other entity or individual, or (2) beneficially own or control a larger percentage of the outstanding voting power of such other Person entitled to vote on matters generally or to vote for the election of members of the board of directors or other body having similar functions, than any other entity or individual.

        (ii) Beth Israel. (A) Neither Beth Israel nor any entity controlled by Beth Israel shall, without PhyMatrix's written consent (which may be withheld in its sole discretion): (1) Sell any assets used in connection with the Managed Sites (as defined in Annex A attached hereto) to any Competing Business (as herein defined), (2) engage in the provision of professional medical services for or on behalf of a Competing Business, or permit a Competing Business to manage in any fashion the Managed Sites or any medical


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practice owned or operated by Beth Israel (other than facilities licensed under
Article 28 of the New York Public Health Law), or act as an agent or consultant to a Competing Business with respect to such Competing Business's practice management activities or risk contract management services; provided, however, that Beth Israel shall not be prohibited from participating solely as a practice provider in a managed care or other healthcare delivery network, including, without limitation, any such network that is operated or managed by a Competing Business. "Competing Business", as used herein, shall mean any business or enterprise, except for Beth Israel and its majority owned or controlled subsidiaries, generally recognized to be a competitor of PhyMatrix or any of PhyMatrix's Affiliates in the provision of practice management services, including without limitation, the following: any management company or management service organization; any business substantially engaged in the management of persons or entities involved in the provision or operation of medical services; or any management services organization which contracts with physicians or other health care providers; or any other business substantially engaged in the management of primary care and/or specialty care physician offices. For the purposes hereof, St. Lukes-Roosevelt Hospital Center shall be considered a Competing Business with respect to any practice management services or management service organization function it may provide. Nothing set forth in this Section 3.4(a)(ii) shall be construed as including in the definition of Competing Business the activities of a business or enterprise relating to the management of risk contracts for physician and facility networks. Notwithstanding anything to the contrary in this Section 3.4(a)(ii), Beth Israel shall not be in violation of this Section 3.4(a)(ii) with regard to: (w) the agreements set forth on Exhibit C attached to the PMA; (x) agreements for routine billing and collection services which cover only sites other than Managed Sites; (y) any agreement or joint venture it may enter into with community health centers or similar facilities that predominately service medicaid-eligible populations; and (z) hospitals, health facilities, medical practices, physicians, or other entities now or hereafter owned, employed, or controlled by Beth Israel ("Controlled Entities") as to which Beth Israel shall have used its reasonable good faith efforts and shall have afforded PhyMatrix a reasonable good faith opportunity to convince any such Controlled Entity to have PhyMatrix provide practice


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management services to such Controlled Entity, if any such Controlled Entity refuses to agree to have PhyMatrix render such practice management services and engages a Competing Business to provide such services.

            (B) Beth Israel agrees that neither Beth Israel, nor any Person who is an Affiliate of Beth Israel on the Effective Date of this Operating Agreement, shall, directly or indirectly, whether as an owner, investor, partner or member, without the written consent of PhyMatrix (which may be withheld in PhyMatrix's sole discretion), participate with another hospital or hospital system or any Affiliate thereof in the ownership or management of a management services organization or other Person that controls, operates, manages or provides risk contract management services (other than by participating solely as a practice provider in a managed care or other health care delivery network) to physician practices in New York County, Kings County or Westchester County (said Counties constituting the "Restricted Zone"), except for the St. Luke's-Roosevelt Hospital Center ("SLRHC"), but in that case only with respect to services provided to SLRHC-affiliated physicians.

        (iii) PhyMatrix. PhyMatrix agrees that, without the written consent of Beth Israel (which may be withheld in Beth Israel's sole discretion), neither it, PhyMatrix Corp. nor any of their respective Affiliates shall (and PhyMatrix and PhyMatrix Corp. shall cause each of their Affiliates not to), directly or indirectly, whether as an agent, independent contractor, owner, investor, partner, member, consultant, advisor or in any other capacity or relationship:

            (A) operate, manage or provide risk contract management services to any physicians, IPAs, or medical group practices if (a) such physicians, IPAs, or medical group practices own, control or manage, or are employed, managed, owned or controlled by, or are under common ownership, control or management with, directly or indirectly, a hospital or hospital system or any Affiliate thereof and (b) such physician, IPA, medical group practice, or hospital or hospital system is located in whole or in material part within the Restricted Zone (except for University Physicians Group, P.C., a New York professional corporation); provided, however, that nothing herein shall prohibit PhyMatrix,


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PhyMatrix Corp. and their respective Affiliates from controlling, operating, managing, advising or providing risk contract management services to any physicians, IPAs, or medical group practices that do not own, control or manage, or are not employed, managed, owned or controlled by, or are not under common ownership, control or management with, directly or indirectly, a hospital or hospital system or any Affiliate thereof; or

            (B) participate with a hospital or hospital system or any Affiliate thereof (or an entity which is the primary manager of a hospital or a hospital system), other than Beth Israel, in a management services organization or other Person that operates, manages or provides risk contract management services to physician practices within the Restricted Zone, except Staten Island University Hospital.

        (iv) As a specific example of the restrictions contained in Section 3.4(a)(iii) hereof and without limitation thereof, PhyMatrix and PhyMatrix Corp. agree that neither of them nor any of their Affiliates shall (and PhyMatrix and PhyMatrix Corp. shall cause each of their Affiliates not to), directly or indirectly: (x) acquire, enter into a joint venture or common enterprise, buy or lease all or any material assets, lend money, invest in, buy, accept or obtain or agree to buy, accept or obtain the capital stock or other securities or the voting rights thereof (or any right to acquire the capital stock, other securities or such voting rights), with, to or from any Person, if such Person, directly or indirectly, engages in (or to the knowledge of PhyMatrix, PhyMatrix Corp. or any of their Affiliates, intends or plans to engage in) any activities, such that if such Person were PhyMatrix, such Person would violate Section 3.4(a)(iii) hereof, (y) sell or lease all or any material portion of its assets, borrow money, sell, issue, grant or agree to sell, issue or grant any of its capital stock or other securities or the voting rights thereof (or right to acquire the capital stock, other securities or such voting rights), to or from any Person, if such Person, directly or indirectly, engages in (or to the knowledge of PhyMatrix, PhyMatrix Corp. or any of their Affiliates, intends or plans to engage in) any activities, such that if such Person were PhyMatrix, such Person would violate Section 3.4(a)(iii) hereof, or (z) merger or consolidate with, to or into, or agree to merge or consolidate with, to or into, any Person, if such Person, directly or indirectly, engages in (or to the knowledge of PhyMatrix, PhyMatrix


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Corp. or any of their Affiliates, intends or plans to engage in) any activities, such that if such Person were PhyMatrix, such Person would violate Section 3.4(a)(iii) hereof.

        Notwithstanding the foregoing, it shall not be a violation of Section 3.4(a)(iii) hereof, if PhyMatrix, PhyMatrix Corp. or any of their respective Affiliates is acquired by a Person, and such Person directly or indirectly provides services that would be prohibited pursuant to Section 3.4(a)(iii) hereof, to an aggregate of no more than 100 physicians in the entire Restricted Zone (e.g., if there are 75 physician providers under contract with an IPA to which such services are provided, it shall be deemed that 75 physicians are included in the foregoing computation). Physicians who are radiologists, anesthesiologists, or pathologists, shall not be included in the foregoing computation of the aggregate number of physicians provided services in the Restricted Zone. In no event, however, shall such acquiror, at the time of the acquisition, or PhyMatrix, PhyMatrix Corp. or their Affiliates, inclusive of such acquiror, at any time after the acquisition (a) provide risk contract management services in violation of Section 3.4(a)(iii) hereof, or (b) provide services that would be prohibited by Section 3.4(a)(iii) hereof to more than 100 physicians in the aggregate in the Restricted Zone, exclusive of radiologists, anesthesiologists, and pathologists.

        (v) PhyMatrix, PhyMatrix Corp. (and their Affiliates) are hereby independently obligated as follows:

            (A) To immediately inform Beth Israel in writing of (1) any violation of any of the restrictions herein, or (2) any event or occurrence that to the knowledge of PhyMatrix, PhyMatrix Corp. or their Affiliates would reasonably be expected to result in a violation of the restrictions herein over time in the normal course.

            (B) Neither PhyMatrix, PhyMatrix Corp. nor any of their Affiliates, nor any of their respective directors, members, officers, employees, agents or representatives will, directly or indirectly, solicit, initiate or facilitate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination, contract or other arrangement or relationship involving PhyMatrix or PhyMatrix Corp. (or any of their


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Affiliates), or the acquisition, lease or use of all or any significant assets or capital stock thereof (a "Transaction"), or negotiate with any Person with respect to any Transaction, or enter into any agreement, arrangement or understanding with respect to any Transaction, if by a reasonable understanding of the substance of the proposed Transaction, the restrictions contained in this
Section 3.4(a) would be violated either in connection with the consummation of such Transaction, or in the normal course thereafter.

            (C) To take all actions as are reasonably necessary to prevent any event or occurrence that would reasonably be expected to result in a violation of the restrictions herein over time in the normal course.

            (D) To (1) file a copy of this Section 3.4(a) and such other terms of this Operating Agreement as PhyMatrix or PhyMatrix Corp. deems reasonably necessary with the Securities and Exchange Commission (the "SEC") on PhyMatrix Corp.'s Form 8-K within 15 days of the execution and delivery of this Operating Agreement and in each filing with the SEC in which material contracts are required to be filed as exhibits and (2) describe the material terms of this
Section 3.4 in PhyMatrix Corp.'s Annual Reports on Form 10-K for its 1997, 1998 and 1999 fiscal years and (either directly or by incorporation by reference) in the prospectus portion of each registration statement filed or used by it prior to December 31, 1997.